EXHIBIT 4.1

AMENDMENT NO. 3
TO
SECOND AMENDED AND RESTATED PRECIOUS METALS AGREEMENT

THIS AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED PRECIOUS METALS AGREEMENT (this “Amendment”) is made as of October 2, 2009, by and among THE BANK OF NOVA SCOTIA, a Canadian chartered bank (the “Metal Lender”); BRUSH ENGINEERED MATERIALS INC., an Ohio corporation (“BEM”); WILLIAMS ADVANCED MATERIALS INC., a New York corporation (“WAM”); TECHNICAL MATERIALS, INC., an Ohio corporation (“TMI”); BRUSH WELLMAN INC., an Ohio corporation (“BWI”); ZENTRIX TECHNOLOGIES INC., an Arizona corporation (“ZTI”); WILLIAMS ACQUISITION, LLC, a New York limited liability company d/b/a Pure Tech (“Pure Tech”); THIN FILM TECHNOLOGY, INC., a California corporation (“TFT”), TECHNI-MET, LLC, a Delaware limited liability company (“Techni-Met”) and such other Subsidiaries of BEM who may from time to time become parties by means of their execution and delivery with the Metal Lender of a Joinder Agreement under the Precious Metals Agreement (as defined below). BEM, WAM, TMI, BWI, ZTI, Pure Tech, TFT, Techni-Met and such Subsidiaries are herein sometimes referred to collectively as the “Customers” and each individually as a “Customer”.

WITNESSETH:

WHEREAS, the Metal Lender and the Customers are parties to a certain Second Amended and Restated Precious Metals Agreement, dated as of December 28, 2007, as amended by a certain Amendment No. 1 to Second Amended and Restated Precious Metals Agreement, dated as of March 3, 2008, and a certain Amendment No. 2 to Second Amended and Restated Precious Metals Agreement, dated as of June 25, 2008 (as amended, the “Precious Metals Agreement”); and

WHEREAS, the parties hereto desire to amend certain provisions of the Precious Metals Agreement as hereinafter provided;

NOW, THEREFORE, for value received and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby amend the Precious Metals Agreement and agree, effective as of the date first written above, as follows:

1. The definition of “Aggregate Secured Precious Metal Limit” appearing in Article 1 of the Precious Metals Agreement is hereby amended and restated in its entirety to read as follows:

“Aggregate Secured Precious Metal Limit” means the maximum aggregate value of all Consigned Precious Metal (as defined in the Metal Intercreditor Agreement) permitted to be outstanding at any particular time pursuant to Section 4.8 of the Metal Intercreditor Agreement.

2. Section 9.24(c) is hereby amended and restated in its entirety to read as follows:

(c) The Customers shall ensure that at all times the Aggregate Secured Precious Metal Facility Indebtedness does not exceed the Aggregate Secured Precious Metal Limit.

3. To induce the Metal Lender to enter into this Amendment, each Customer hereby represents and warrants to the Metal Lender that: (a) such Customer has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to fulfill its obligations hereunder and to consummate the transactions contemplated hereby; (b) the making and performance by such Customer of this Amendment do not and will not violate any law or regulation of the jurisdiction of its organization or any other law or regulation applicable to it; (c) this Amendment has been duly executed and delivered by such Customer and constitutes the legal, valid and binding obligation of such Customer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and except as the same may be subject to general principles of equity; and (d) on and as of the date hereof, no Default or Event of Default exists under the Precious Metals Agreement.

4. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.

5. The Precious Metals Agreement, as amended hereby, together with the other Precious Metal Documents, is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by the Precious Metals Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by the Precious Metals Agreement, as amended hereby, and no party is relying on any promise, agreement or understanding not set forth in the Precious Metals Agreement, as amended hereby. The Precious Metals Agreement, as amended hereby, may not be amended or modified except by a written instrument describing such amendment or modification executed by the Customers and the Metal Lender. The parties hereto agree that this Amendment shall in no manner affect or impair the liens and security interests evidenced or granted by the Precious Metals Agreement or in connection therewith.

6. Except as amended hereby, the Precious Metals Agreement shall remain in full force and effect and is in all respects hereby ratified and affirmed.

7. The Customers covenant and agree jointly and severally to pay all out-of-pocket expenses, costs and charges incurred by the Metal Lender (including reasonable fees and disbursement of counsel) in connection with the review and implementation of this Amendment, up to a maximum of $500.

8. This Amendment may be executed by the parties hereto in several counterparts hereof and by the different parties hereto on separate counterparts hereof, each of which shall be an original and all of which shall together constitute one and the same agreement. Delivery of an executed signature page of this Amendment by electronic transmission shall be effective as an in hand delivery of an original executed counterpart hereof.

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed by their duly authorized officers as of the date first written above.

CUSTOMERS:
BRUSH ENGINEERED MATERIALS INC. By: s/s Michael C. Hasychak Name: Michael C. Hasychak	WILLIAMS ADVANCED MATERIALS INC. By: s/s Michael C. Hasychak Name: Michael C. Hasychak Title: VP, Treasurer & Secretary

Title: VP, Treasurer & Secretary
TECHNICAL MATERIALS, INC. By: s/s Michael C. Hasychak Name: Michael C. Hasychak Title: VP, Treasurer & Secretary	BRUSH WELLMAN INC. By: s/s Michael C. Hasychak Name: Michael C. Hasychak Title: VP, Treasurer & Secretary
ZENTRIX TECHNOLOGIES INC. By: s/s Michael C. Hasychak Name: Michael C. Hasychak Title: CFO & Secretary	WILLIAMS ACQUISITION, LLC By: s/s Michael C. Hasychak Name: Michael C. Hasychak — Title: Treasurer
THIN FILM TECHNOLOGY, INC. By: s/s Gary W. Schiavoni Name: Gary W. Schiavoni Title: Treasurer	TECHNI-MET, LLC By: s/s Gary w. Schiavoni Name: Gary W. Schiavoni Title: Asst. Secretary & Asst. Treasurer

METAL LENDER:

THE BANK OF NOVA SCOTIA By: s/s Timothy P. Dinneny Name: Timothy P. Dinneny Title: Managing Director
By: s/s Sangeeta Shah

Name: Sangeeta Shah

Title: Associate Director